UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): March 14, 2014

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	0-2585	62-0183370
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 Nowlin Lane - Suite 101, Chattanooga, Tennessee	37421
(Address of principal executive offices)	(zip code)

(423) 510-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement

Stock Purchase Agreement.

On March 14, 2014, TDG Operations, LLC (the “Buyer”), a wholly owned subsidiary of The Dixie Group, Inc. (the “Company”) entered into a Stock Purchase Agreement with James Horwich, Trustee under the Horwich Trust of 1973, dated July 13, 1973 (the “Seller”), and James Horwich, pursuant to which the Buyer agreed to acquire and the Seller agreed to sell all of the outstanding capital stock of Atlas Carpet Mills, Inc.  (“Atlas”) for a purchase price of approximately $17.5 million, consisting of a cash payment, assumption of outstanding purchase orders and the payoff of existing debt. The acquisition was completed on March 19, 2014.

The foregoing description of the Stock Purchase Agreement is not a complete description of all of the parties’ rights and obligations under the Stock Purchase Agreement, the above description is qualified in its entirety by reference to the Stock Purchase Agreement, which is filed as Exhibit 1.01 hereto and incorporated herein to this Item 1.01 by reference.

Eighth Amendment to Credit Agreement.

On March 14, 2014, the Company and certain of its subsidiaries entered into the Eighth Amendment to Credit Agreement (the “Eighth Amendment”), effective as of March 19, 2014, with respect to the Credit Agreement dated as of September 13, 2011, as previously amended, with Wells Fargo Capital Finance, LLC.

The Eighth Amendment specifically permits the acquisition of Atlas by means of an overadvance (structured in the amendment as a “Tranche B Advance”) of $5,437,943 maturing on June 30, 2014, at which time the overadvance must be repaid.  In connection with the Atlas acquisition, the Company also borrowed $11,105,127, repayable on the normal terms of its revolving line of credit under the Credit Agreement which require daily payments of available cash. The Tranche B Advance is limited to a borrowing base of 5% of eligible accounts and inventory (as defined in the Eighth Amendment) and bears interest at a rate of 3.50% plus LIBOR, subject also to various availability percentages, limitations, covenants and conditions. The due date for payment of amounts due could be accelerated upon an event of default due to nonpayment of principal or interest when due or upon violation of a financial covenant.

The Credit Agreement, as modified by the Eighth Amendment (the “Amended Agreement”), includes the assets of Atlas in the Company’s borrowing base from and after the acquisition, and increases the revolver portion of the facility by $20 million to a maximum of $150 million (contingent on availability). The excess availability “trigger level” (as defined in the Amended Agreement), which determines whether the Company must meet the Fixed Charge Coverage Ratio (as defined in the Amended Agreement) covenant of the Amended Agreement, is increased from $14.4 million to $16.5 million, from and after June 1, 2014, and the term of the facility is extended to March 2019 (from March 2018).

The Eighth Amendment also provides for waiver of the measurement and application of the Fixed Charge Coverage Ratio that would otherwise be required by a reduction in Excess Availability (as defined in the Amended Agreement) from March 14, 2014 through and including April 13, 2014. As of March 19, 2014, the Company would not have met the covenant without the waiver.

The foregoing description of the Eighth Amendment is not a complete description of all of the parties’ rights and obligations under the Eighth Amendment, the above description is qualified in its entirety by reference to the Eighth Amendment, which is filed as Exhibit 10.2 hereto and incorporated herein to this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report is incorporated into this Item 2.03 by reference.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed with this report:
10.1    Stock Purchase Agreement dated March 14, 2014.

10.2
Eighth Amendment to Credit Agreement dated March 19, 2014, by and among The Dixie Group, Inc., certain of its subsidiaries and Wells Fargo Capital Finance, LLC, as Agent, and the persons identified as Lenders therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2014	THE DIXIE GROUP, INC.

/s/ Jon A. Faulkner
Jon A. Faulkner
Chief Financial Officer